Exhibit 99.3

CITIZENS NATIONAL BANK OF MEYERSDALE

STATEMENTS OF FINANCIAL CONDITION

(In thousands, except share data)

	September 30, 2015 (Unaudited)	December 31, 2014 (Audited)
Assets
Cash and cash equivalents and due from banks	$2,997	$1,932
Interest-bearing time deposits with banks	—	162
Investment securities available-for-sale	18,871	17,650
Loans, net of allowance for loan losses of $568 and $665	56,691	46,551
Premises and equipment	957	1,017
Accrued interest receivable	208	203
Restricted investments in bank stocks	473	97
Cash value of life insurance	2,911	2,845
Foreclosed assets	166	31
Deferred tax assets	1,628	1,641
Other assets	166	97

Total Assets	$85,068	$72,226

Liabilities and Shareholders’ Equity
Liabilities
Deposits	$69,353	$65,010
Short-term borrowings	8,575	—
Accrued interest payable	92	104
Other liabilities	371	611

Total Liabilities	78,391	65,725

Shareholders’ Equity
Common stock, $1 par value; authorized, issued and outstanding 2015 and 2014 – 208,000 shares	208	208
Surplus	292	292
Retained earnings	6,940	6,808
Accumulated other comprehensive income (loss)	(763)	(807)

Total Shareholders’ Equity	6,677	6,501

Total Liabilities and Shareholders’ Equity	$85,068	$72,226

CITIZENS NATIONAL BANK OF MEYERSDALE

STATEMENTS OF OPERATIONS

For The Nine Months Ended September 30, 2015 and 2014

(Unaudited in thousands)

	Nine Months Ended September 30,
	2015	2014
INTEREST INCOME
Loans	$1,414	$1,461
Investment securities	281	364

Total interest income	1,695	1,825

INTEREST EXPENSE
Deposits	452	598

Total interest expense	452	598

Net interest income	1,243	1,227
PROVISION FOR (REVERSAL OF) LOAN LOSSES	(100)	—

Net interest income after provision for loan losses	1,343	1,227

NON-INTEREST INCOME
Loan servicing fees	196	210
Gain on sales of available-for-sale securities, net	13	85
Loss on sales of other real estate owned, net	—	(1)
Other	45	21

Total non-interest income	254	315

NON-INTEREST EXPENSE
Compensation and employee benefits	631	728
Other operating expenses	858	1,013

Total non-interest expense	1,489	1,741

Income (loss) before income tax benefit	108	(199)
INCOME TAX BENEFIT	(8)	(85)

NET INCOME (LOSS)	$116	$(114)

Basic earnings per weighted average share	$0.56	$(0.55)

Diluted earnings per weighted average share	$0.56	$(0.55)